Exhibit 99

Z Trim Holdings Announces Update Regarding Status of Zaghi Litigation
Monday December 17, 2007

MUNDELEIN, Ill., December 17, 2007 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), announced today an update with respect to its ongoing litigation with Farhad Zaghi.

As the Company previously reported, on August 8, 2007, the Company settled its litigation with Farhad Zaghi and related parties (collectively, “Zaghi”) in which the Company had sued Zaghi for collection of amounts owing on a promissory note and Zaghi had counterclaimed for fraud and other causes of action.  On October 16, 2007, the Company and Zaghi amended their settlement agreement.

Under the revised settlement agreement, the Company was obligated to issue to a Zaghi affiliate and register for sale at least 1,950,000 shares of the Company’s common stock, which were to be liquidated at the market with proceeds of the sale inuring to Zaghi’s benefit.  Zaghi had agreed that once the total proceeds reached $1,791,000, Zaghi would dismiss its claims against the Company.  Per the revised settlement agreement, if the Company was unable to register the initial 1,950,000 shares within 50 days, Zaghi would have the right to terminate the settlement agreement and continue litigating.  On November 29, 2007, because the Company had been unable to register the shares, Zaghi exercised his right to declare the revised settlement agreement null and void.  The parties are now back in litigation and will attend a court-ordered settlement conference in January 2008. The Company originally sued Zaghi for failure to make payments pursuant to a promissory note.  Zaghi counter-sued against the Company (for fraud), Greg Halpern individually (for fraud and breach of contract), and the other directors individually (for fraud).

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to material weaknesses in internal control over financial reporting, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:          Brian Chaiken
Voice:              847-549-6002
Email:              brianc@ztrim.com